Exhibit 99.1

                     K-Swiss Reports Third Quarter Results;
      Company Increases Stock Repurchase Authorization by 5 Million Shares

     WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Oct. 28, 2004--K-Swiss Inc. (NASDAQ/NM:KSWS) today announced results for the third quarter ended September 30, 2004.

     Financial Highlights

     Net earnings and net earnings per diluted share for the third quarter of 2004 increased 36.9% and 42.5%, respectively, to $20,681,000, or $0.57 per diluted share, compared with $15,106,000, or $0.40 per diluted share, in the prior-year period. Net earnings and net earnings per diluted share for the nine months ended September 30, 2004, increased 34.5% and 39.4%, respectively, to $55,637,000, or $1.52 per diluted share, compared with $41,369,000, or $1.09 per diluted share, at September 30, 2003.

     For the third quarter of 2004, total worldwide revenues increased 12.0% to $135,799,000 compared with $121,292,000 in the prior-year period. Domestic revenues increased 5.3% to $110,938,000 in the third quarter, and international revenues increased 55.7% to $24,861,000. Total worldwide revenues for the first nine months of 2004 increased 13.5% to $395,723,000 compared with $348,730,000 in the first nine months of 2003. Domestic revenues increased 8.2% to $329,009,000 in the first nine months of 2004, while international revenues increased 49.2% to $66,714,000.

     Futures Orders

     Worldwide futures orders with start ship dates from October 2004 through March 2005 decreased 0.6% to $192,702,000 at September 30, 2004, compared with $193,949,000 at September 30, 2003. Domestic futures orders decreased 10.1% to $153,922,000 at September 30, 2004, from $171,244,000 at September 30, 2003.
International futures orders increased 70.8% to $38,780,000 at September 30, 2004, from $22,705,000 the previous year.

     Stock Repurchase Program

     The Company purchased 470,000 shares of Class A Common Stock during the third quarter of 2004 for a total expenditure of approximately $9,211,000 as part of its stock repurchase program. There remains authorization to repurchase $17,000 of stock under the Company's existing stock repurchase program. Since August 1996, K-Swiss has purchased a total of 12.9 million shares of Class A Common Stock for a total expenditure of $135.3 million.

     The Company announced the Board of Directors authorized a new stock repurchase program to repurchase up to 5,000,000 shares of the Company's Class A Common Stock. This program is in addition to the Company's October 2003 $25 million stock repurchase program that, as noted above, is almost completed. Under the new stock repurchase program, the Company may purchase through December 31, 2009, as market conditions warrant and from time to time on the open market, up to 5,000,000 shares of its Class A Common Stock.

     K-Swiss also issued guidance for the fourth quarter of 2004 and updated guidance for 2004. The Company expects revenues for the fourth quarter of 2004 to be approximately $78 to $82 million and earnings per diluted share to be in the range of $0.17 to $0.21. The Company expects full year revenues to be approximately $473 to $477 million and expects to report full year earnings per diluted share of approximately $1.69 to $1.73. Consistent with the Company's policy, it intends to issue guidance for the first quarter and full year 2005 when it releases its 2004 year-end results in February 2005. However, the Company believes that revenues for the first quarter of 2005 will be less than the comparable 2004 period by up to 10%.

     The Company's estimates for the fourth quarter reflect the continued investments in marketing, sales and product development for the Royal Elastics brand as well as the expansion of European operations. They are based upon the following assumptions: gross margins will be between 44% and 45% for the quarter; SG&A will not rise above $26 million for the quarter; cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.04 per share for the quarter.

     Steven Nichols, Chairman of the Board and President, stated, "We achieved strong results on several fronts this quarter. Our international operations continued to post significant revenue growth with Europe and Asia leading the charge and Europe becoming profitable again in the quarter. We were also positively surprised by how successful we were in clearing excess inventory left from the second quarter without any impact to our margins. In addition, our balance sheet is perhaps the strongest it has ever been with over $129 million in cash. Noting this strong financial position, we were pleased the Board decided to increase the share repurchase authorization by an additional 5 million shares."

     The per share results reported herein reflect the effect of the two-for-one stock split which was distributed on December 26, 2003, to stockholders of record on December 22, 2003. Discontinued operations are comprised of the results of the National Geographic brand.

     Investor Conference Call and Web Simulcast

     K-Swiss will conduct a conference call on its third quarter 2004 earnings release on October 28, 2004, at 10:00 am EDT. The number to call for this interactive teleconference is (913) 981-5510. A replay of this conference call will be available until November 4, 2004, by dialing (719) 457-0820 and entering the passcode, 748688.

     The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K-Swiss' quarterly conference call will be available online at www.streetevents.com and www.fulldisclosure.com on October 28, 2004, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through November 11, 2004.

     K-Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K-Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

     Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's training shoe and new Limited Edition lines, and Royal Elastics brand, market acceptance of the Company's casual product in Europe, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2004, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "future" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.


                K-Swiss Inc. Consolidated Statements of Earnings
                 (In thousands, except earnings per share data)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------  ------------------
                                   (Unaudited)         (Unaudited)
                                 2004      2003      2004      2003
                               --------  --------  --------  --------
Revenues                       $135,799  $121,292  $395,723  $348,730
Cost of goods sold               74,050    68,246   214,455   190,167
                               --------  --------  --------  --------
  Gross profit                   61,749    53,046   181,268   158,563
Selling, general and
 administrative expenses         31,406    27,545    93,920    82,725
                               --------  --------  --------  --------
  Operating profit               30,343    25,501    87,348    75,838
Interest income, net                252        87       552       451
                               --------  --------  --------  --------
  Earnings from continuing
   operations before income
   taxes                         30,595    25,588    87,900    76,289
Income tax expense                9,914    10,084    32,263    30,059
                               --------  --------  --------  --------
  Earnings from continuing
   operations                    20,681    15,504    55,637    46,230
Loss from discontinued
 operations                          --      (398)       --    (4,861)
                               --------  --------  --------  --------
  Net earnings                  $20,681   $15,106   $55,637   $41,369
                               ========  ========  ========  ========
Basic earnings per share          $0.59     $0.43     $1.59     $1.17
                               ========  ========  ========  ========
Diluted earnings per share        $0.57     $0.40     $1.52     $1.09
                               ========  ========  ========  ========
Weighted average number of
 shares outstanding
  Basic                          34,818    35,384    35,065    35,413
  Diluted                        36,276    37,949    36,576    37,892


                      K-Swiss Inc. Condensed Balance Sheets
                                 (In thousands)

                                                      September 30,
                                                     2004      2003
                                                   --------  --------
                          ASSETS                       (Unaudited)
CURRENT ASSETS
Cash and cash equivalents                          $129,021   $68,739
Accounts receivable, net                             57,855    70,849
Inventories                                          56,600    58,811
Prepaid expenses and other                            6,253     1,932
Deferred taxes                                        4,717     4,737
                                                   --------  --------
  Total current assets                              254,446   205,068
PROPERTY, PLANT AND EQUIPMENT, NET                    8,192     8,293
OTHER ASSETS
Intangible assets                                     4,700     7,299
Other                                                 5,036     4,764
                                                   --------  --------
                                                      9,736    12,063
                                                   --------  --------
                                                   $272,374  $225,424
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit                                    $--       $--
Trade accounts payable                               19,160    18,678
Accrued liabilities                                  25,320    23,610
                                                   --------  --------
  Total current liabilities                          44,480    42,288
OTHER LIABILITIES                                    14,423    11,455
DEFERRED TAXES                                        3,936     4,372
STOCKHOLDERS' EQUITY                                209,535   167,309
                                                   --------  --------
                                                   $272,374  $225,424
                                                   ========  ========


     CONTACT: K-Swiss Inc., Westlake Village
              George Powlick, 818-706-5100